Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Newport Corporation 2006 Performance-Based Stock Incentive Plan of our report dated March 13, 2006, with respect to the consolidated financial statements and schedule of Newport Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Newport Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Newport Corporation, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orange County, California

July 26, 2006